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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 30, 2005


                            ENTERASYS NETWORKS, INC.
             (Exact name of registrant as specified in its chapter)


         DELAWARE                      1-10228                  04-2797263
(State or other jurisdiction    (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)

                                50 MINUTEMAN ROAD
                                ANDOVER, MA 01810
              (Address and zip code of principal executive offices)


       Registrant's telephone number, including area code: (978) 684-1000


                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

ACCELERATION OF VESTING OF UNVESTED STOCK OPTIONS

On December 30, 2005, the Board of Directors of Enterasys Networks, Inc. (the "Company") approved accelerating the vesting of all unvested stock options that have an exercise price of $14.48 or greater and are held by directors, officers and employees. As a result of the acceleration, options to acquire approximately 389,098 shares of the Company's common stock, which otherwise would have vested from time to time, became immediately exercisable. All other terms and conditions applicable to outstanding stock option grants remain in effect. This acceleration is effective for stock options outstanding as of the close of business on December 30, 2005.

The Board of Director's decision to accelerate the vesting of affected stock options was primarily based upon the Company's planned implementation of FAS 123R, which becomes effective January 1, 2006. The acceleration of vesting of unvested options will eliminate the need to recognize any future compensation in the Company's income statement with respect to these options. The acceleration of these options is not expected to result in a compensation charge in the fourth quarter ended December 31, 2005 because the exercise prices of the affected options (which have not changed) are greater than the closing price of the Company's common stock on December 30, 2005. However, the acceleration of vesting of unvested options will eliminate the need for recognizing future compensation expense of approximately $3.5 million.


                                      -2-
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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


January 4, 2006                     By: /s/ GERALD M. HAINES II
                                        ----------------------------------------
                                    Name: Gerald Haines II
                                    Title: Executive Vice President of Strategic
                                    Affairs and Chief Legal Officer